EXHIBIT 10.32
EMPLOYMENT SEPARATION AGREEMENT
     This Employment Separation Agreement (the “Agreement”) is entered into by and between Helen Greiner (“Ms. Greiner” or the “Executive”) and iRobot Corporation (“iRobot” or the “Company”) as of October 22, 2008.
     WHEREAS, Ms. Greiner is a founder of iRobot and currently serves as Chairman of the Board of the Company;
     WHEREAS, Ms. Greiner has indicated her desire to resign from active employment with the Company to pursue business opportunities in the area of unmanned aerial vehicles (“UAV”);
     WHEREAS, Ms. Greiner wishes to resign from her employment with the Company and her position as Chairman of the Board;
     WHEREAS, both Ms. Greiner and iRobot desire that Ms. Greiner continue to serve as a Director of the Company;
     WHEREAS, Ms. Greiner and iRobot now wish to extinguish all prior agreements relating to severance pay and benefits including without limitation, the Executive Agreement dated March 15, 2006 (the “Executive Agreement”) and replace all such agreements with this Agreement which sets forth the terms and conditions of the separation of Ms. Greiner’s employment from the Company.
     NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, Ms. Greiner and iRobot agree as follows:
     1. Resignation and Continued Service. Ms. Greiner’s resignation from employment with iRobot is effective October 24, 2008 (the “Separation Date”). In addition, Ms. Greiner resigns, effective as of October 24, 2008 as Chairman of the Board and, except as provided in the following sentence, all other offices of the Company and any of its subsidiaries that she currently holds. Ms. Greiner will continue to serve as a non-employee director of the Company.
     2. Payments and Benefits to Executive.
a.	Separation Pay. Ms. Greiner will receive separation pay from the Company in the total amount equal to one year’s salary continuation ($330,625), payable in equal installments bi-weekly on the Company’s regular payroll dates except as provided below. The Company has determined that Ms. Greiner is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (the “Code”). The Company also has determined that the services to be provided by Ms. Greiner subsequent to the Separation Date, pursuant to Sections 9 and 10 below, will be less than 20% of the average level of services she provided to the Company during the preceding 36 months. Because the salary continuation payments will be considered deferred compensation subject to Section 409A of the Code, such payments shall not be payable until the date that is the earlier of (i) six months and one day after the Separation Date or (ii) Ms. Greiner’s death. The first salary continuation installment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

b.	Usual Benefits. Consistent with the Company’s policies, Ms. Greiner will continue to be eligible for employee benefits through the Separation Date, including medical and dental benefits and accrual of vacation. No later than the next regular payroll date following the Separation Date, iRobot shall pay Ms. Greiner all salary due and owing and any accrued but unused vacation. In addition, the Company shall reimburse Ms. Greiner for business expenses incurred on or before the Separation Date, in accordance with the Company’s expense reimbursement practices. Except as set forth below, Ms. Greiner’s eligibility to participate in other employee benefits will cease upon the Separation Date.

c.	Health Benefits Continuation. If Ms. Greiner elects to continue her medical and dental insurance coverage after the Separation Date under the law known as COBRA, the Company shall pay a percentage of the medical and dental insurance premiums for Ms. Greiner and her dependents, equal to the same percentage of such premiums paid by the Company during Ms. Greiner’s employment, from the Separation Date until the earlier of: (i) four months from the Separation Date; (ii) the date Ms. Greiner and her dependents become eligible for health or dental insurance through another employer; or (iii) the date Ms. Greiner and her dependents become ineligible for COBRA for any reason (the “Benefits Continuation Period”). Ms. Greiner agrees to notify the Company promptly upon becoming eligible for health or dental insurance from another employer or upon becoming otherwise ineligible for COBRA. If Ms. Greiner elects COBRA continuation coverage, she may continue coverage for herself and any dependents after the end of the Benefits Continuation Period at her own expense for the remainder of the COBRA period, to the extent she and they remain eligible.

d.	Acceleration of Unvested Stock Options and Restricted Stock. Schedule A hereto sets forth a summary of certain outstanding stock options and restricted stock awards granted to Ms. Greiner by the Company pursuant to the Company’s stock option and incentive plans (“Stock Option Plans”) and the relevant award agreements (“Award Agreements”). The parties agree that, if Ms. Greiner ceases to serve as a Director of the Company, they will execute a separate agreement under which all of Ms. Greiner’s stock options and restricted stock awards listed on Schedule A will vest upon the date that she ceases to serve as a Director.

e.	Incentive Pay. Ms. Greiner is currently eligible to receive Incentive Pay for calendar year 2008 in an amount up to 80% of her annual salary. The amount equal to 80% of her annual salary is referred to herein as “Full Incentive Pay.” The parties agree that Ms. Greiner will receive as Incentive Pay for calendar year 2008 a percentage of her salary (pro rated to the Separation Date) that is equal to the highest percentage of salary paid to any iRobot executive not subject to a guaranteed bonus for calendar year 2008, provided, however, that if the Company receives notice from the U.S. Government prior to December 27, 2008 that the Company has been awarded its bid on the pending XYZ program, Ms. Greiner will receive no less than Full Incentive Pay for calendar year 2008. The incentive payment will be made on or before March 15, 2009.

f.	Payment in Lieu of Matching 401k Contribution. Since Ms. Greiner’s employment will end prior to December 31, 2008, she will not be eligible for any matching contributions by the Company for the 2008 Plan Year under the Company’s 401k Savings Plan. In lieu of such contributions, the Company shall make a lump sum payment to Ms. Greiner in the amount of $6,900, net of applicable tax withholdings, on or before March 31, 2009.

g.	Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Ms. Greiner for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
     3. Confidentiality and NonCompetition and NonSolicitation Agreement and No Corporate Opportunity. Ms. Greiner shall not disclose to any third party any information which, during her employment, she knew, or reasonably should have known, is considered by the Company to be confidential and/or proprietary. The foregoing is in addition to, and not in lieu of, any obligation set forth in the NonCompetition and NonSolicitation Agreement between Ms. Greiner and iRobot dated March 15, 2006 (the “NonCompetition and NonSolicitation Agreement”), which terms and conditions shall remain in full force and effect and are incorporated herein by reference. The Company acknowledges and agrees that business activity in the area of UAV would not be a competitive business activity within the meaning of the Non-Competition and Non-Solicitation Agreement and that Ms. Greiner may work in the area of UAV without violating her non-competition obligations under that agreement. The Company further acknowledges that Ms. Greiner may solicit any and all Government customers of the Company in connection with any business activity in the area of UAV and releases and waives any claim under the NonCompetition and NonSolicitation Agreement with respect to Ms. Greiner’s solicitation of Government customers of the Company in connection with her work in the area of UAV.
4. General Releases of Claims.
a.	Ms. Greiner hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing, in their official and personal capacities (collectively referred to as the “Company Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Greiner Released Claims”) that, as of the date when Ms.

Greiner signs this Agreement, she has, ever had, now claims to have or ever claimed to have had against any or all of the Company Releasees. This release includes, without limitation, all Claims: relating to Ms. Greiner’s separation of employment from the Company; of wrongful discharge; of breach of contract; of breach of the Executive Agreement; of retaliation or discrimination under federal, state or local law of the United States (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964); under any other federal or state statute; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and for damages or other remedies of any sort, including without limitation, compensatory damages, punitive damages, injunctive relief and attorneys’ fees; provided, however, that this release shall not affect her rights under this Agreement. Notwithstanding the foregoing, this release will not preclude claims (a) under the Massachusetts Workers Compensation Act (M. G. L. c. 152); or (b) to any vested benefits under the Employee Retirement Income Security Act (29 U.S.C. §1001 et seq.) Ms. Greiner represents that she has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement.

b.	The Company hereby releases, acquits and forever discharges Ms. Greiner from any and all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Company Released Claims”) that, as of the date when the Company signs this Agreement, it has, ever had, now claims to have or ever claimed to have had against Ms. Greiner, except for any claims it may have for breach of fiduciary duty, fraud or any criminal conduct (the Company is not currently aware of any basis for such claims). This release shall not affect the rights of the Company under this Agreement.
     5. Return of Property. Ms. Greiner acknowledges that all documents, records, apparatus, schematics, layouts, solid models, bills of materials and other physical property which was furnished to or created by Ms. Greiner in connection with her employment by the Company remain and will remain the sole property of the Company. Ms. Greiner will return to the Company all such property and materials by

January 31, 2009; provided, however, that Ms. Greiner may retain such materials as were provided to her or created by her related to her service as a Director, until such time as she ceases to be a Director, consistent with Company policy and practice. Notwithstanding the foregoing, Ms. Greiner will be allowed to keep her current PDA/mobile phone, including portability of mobile phone number, and her current laptop computer, provided that all Company data has been removed from the laptop computer (restored to its original purchase condition) by the Company’s IT department by January 31, 2009, as well as all contact list(s) and electronic rolodexes. Ms. Greiner may retain her Company e-mail address for as long as she serves as a non-employee director, provided that she shall not use the Company’s e-mail system for matters inconsistent with Company policy, as revised from time-to-time. Ms. Greiner may also retain non-confidential mementos, provided she identifies them for the Company and the Company approves in writing.
     6. Future Cooperation. During her employment and thereafter, Ms. Greiner agrees to cooperate reasonably with the Company and all of its affiliates and related entities, including its and their outside counsel, in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes Ms. Greiner may have knowledge or information. Ms. Greiner further agrees to make herself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. Ms. Greiner agrees to appear without the necessity of a subpoena and to testify truthfully in any legal proceeding in which the Company calls her as a witness. The Company shall reimburse Ms. Greiner for out-of-pocket business expenses incurred directly as the result of requested future cooperation, in accordance with Company’s expense reimbursement practices.
     7. Suspension/Termination of Payments. In the event that Ms. Greiner fails to comply with any of her obligations under this Agreement including but not limited to the provisions of the Agreement which have been incorporated by reference, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate or suspend its payments or benefits to her or made on her behalf under this Agreement. The termination or suspension of such payments in the event of such breach by Ms. Greiner will not affect her continuing obligations under this Agreement.
     8. Indemnification Agreement. The Indemnification Agreement between Ms. Greiner and iRobot dated November 15, 2005 remains in full force and effect and is incorporated herein by reference

     9. Robotics Technology Consortium, Inc. Ms. Greiner will continue to represent iRobot on the board of the Robotics Technology Consortium, Inc. (“RTC”) as long as (a) she is a member of the Company’s Board of Directors and (b) in the judgment of the Company, she performs such representational responsibilities in a satisfactory manner. If she is unable to obtain reimbursement from RTC, iRobot will reimburse Ms. Greiner for her reasonable expenses in connection with her service on the board of the RTC in accordance with the Company’s expense reimbursement practices so long as she represents the Company on the RTC board, up to a maximum of $20,000 per year.
     10. Non-Employee Director. Once the Separation Pay has been paid in full and so long as Ms. Greiner continues to serve as a non-employee director, she will receive the standard annual compensation paid to non-employee directors (currently $30,000 per annum). As a non-employee director, Ms. Greiner will be eligible to receive annual option grants in accordance with the Company’s policies in effect from time to time.
     11. Legal Representation. This Agreement is a legally binding document and Ms. Greiner’s signature will commit her to its terms. Ms. Greiner acknowledges that she has been advised to discuss all aspects of this Agreement with her attorney, and that she has carefully read and fully understands all of the provisions of this Agreement and that she is knowingly and voluntarily entering into this Agreement.
     12. Absence of Reliance. In signing this Agreement, the parties acknowledge that they are not relying upon any promises or representations made other than as set forth herein.
     13. Non-Admission. This Agreement shall not in any way be construed as an admission of any liability or wrongdoing whatsoever by any party hereto. The parties specifically disclaim any liability or wrongdoing against each other.
     14. Enforceability. If any portion or provision of this Agreement (including without limitation, any portion or provision of any section of this Agreement or portions of the Agreement that have been incorporated by reference) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     15. Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     16. Jurisdiction. Ms. Greiner and the Company hereby agree that the courts of the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, Ms. Greiner submits to the jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.
     17. Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles.
     18. Entire Agreement. This Agreement, including all provisions that are incorporated by reference, the Indemnification Agreement, the Stock Option Plan, Award Agreements, and the NonCompetition and NonSolicitation Agreement constitute the entire agreement between Ms. Greiner and iRobot. This Agreement supersedes any previous agreements between Ms. Greiner and the Company relating to the subject matter herein including, without limitation, the Executive Agreement.
     19. Time for Consideration and Effective Date. Ms. Greiner acknowledges and agrees that she has had the opportunity to consider this Agreement for more than twenty-one (21) days before signing it and that no modification to this Agreement had the effect of restarting the 21-day consideration period. Ms. Greiner acknowledges that her decision to sign this Agreement is voluntary. She further acknowledges that she has seven days from the date of execution to revoke this Agreement by written notice to the undersigned. For such revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).
     20. Attorneys’ Fees. Each party shall bear its or her own costs and attorneys’ fees in connection with the negotiation and drafting of this Agreement.

     21. No Transfer. Ms. Greiner represents that she has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim against any of the Company Releasees or any portion thereof or interest therein.
     22. Binding Nature of Agreement. This Agreement shall be binding upon each of the parties and upon the heirs, administrators, executors, successors and assigns of each of them to the extent applicable, and shall inure to the benefit of each party and to the heirs, administrators, representatives, executors, successors and assigns of each of them to the extent applicable.
     23. Modification of Agreement. This Agreement may be amended, revoked, changed or modified only upon a written agreement executed by both parties. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by the party against whom such waiver is charged.
     24. Counterparts. This Agreement may be executed in counterparts, and each such counterpart, when executed, shall have the efficacy of a signed or sealed original.
     25. Definition. For purposes of this Agreement, the term “Company” shall include the Company and its affiliated and related entities, and its and their respective predecessors, successors and assigns.

/s/ Helen Greiner		10/22/2008

Helen Greiner		Date

iRobot Corporation

By:	/s/ Glen D. Weinstein	10/22/2008
	Name: Glen D. Weinstein	Date
Title: SVP & General Counsel

Schedule A
Stock Options

Number of
		Number of	Unexercised
Date of Option		Unexercised	Options Vested	Name of Stock
Grant	Exercise Price	Options	as of 10/22/08	Plan
5/27/2007	$16.03	21,333	6,667	2005 Stock Option and Incentive Plan
Restricted Stock and Restricted Stock Units (RSU)

Date of Restricted	Number of	Number of Restricted
Stock or RSU	Restricted Shares or	Shares or RSUs Vested
Grant	RSUs	as of 10/22/08	Name of Stock Plan
5/25/2007	5,333	1,334	2005 Stock Option and Incentive Plan

3/28/2008	8,800	0	2005 Stock Option and Incentive Plan

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